Exhibit 99.1

For Immediate Release Media Jason Hodges (224) 212-2863 Financial Community Lynn McHugh (224) 212-2363

HOSPIRA NAMES THOMAS E. WERNER AS
CHIEF FINANCIAL OFFICER

LAKE FOREST, Ill., Aug. 11, 2006 — Hospira, Inc. (NYSE: HSP), a leading global hospital products company, announced today that Thomas E. (Tom) Werner will join the company as senior vice president, Finance, and chief financial officer (CFO), effective Aug. 14, 2006.

“Tom has nearly 28 years of leadership experience across a broad base of financial disciplines and industries, including healthcare, and I look forward to his contributions to our management team,” said Christopher B. Begley, chief executive officer, Hospira. “Tom and his team will be integral to ensuring that Hospira continues to be well positioned for financial success as a growing, independent company.”

Most recently, Werner, 48, served as senior vice president, Finance, and chief financial officer of Böwe Bell + Howell, a service, manufacturing and software company that provides document processing and postal solutions.

Prior to joining Böwe Bell + Howell in late 2001, Werner was chief financial officer for two publicly traded companies—Xpedior Incorporated, a software developer and integrator; and uBid, Inc., an e-commerce company—and also served as corporate controller for Gateway, Inc. Earlier in his career, Werner held various financial roles at Baxter Healthcare Corporation and American Hospital Supply Corporation.

Werner is succeeding Terrence C. Kearney, who recently became Hospira’s first chief operating officer (COO). Kearney’s new role focuses on Hospira’s day-to-day global operations, allowing Begley to increase his focus on the company’s long-term strategy and health.

Werner received a bachelor’s degree in business from Indiana University and is a certified public accountant. He will report directly to Begley.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered north of Chicago in Lake Forest, Ill., Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

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